XL Group Insurance Reinsurance	Exhibit 99.1

Press Release

Contact:	David Radulski	Carol Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL GROUP PLC ANNOUNCES FOURTH QUARTER AND FULL YEAR 2011 RESULTS

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Operating net loss[1] of $79.6 million, or $0.25 loss per share, for the quarter and operating net income of $89.5 million, or $0.28 per share, for the full year, largely driven by significant natural catastrophe losses for the quarter and full year.

•

Net loss of $515.5 million, or $1.62 loss per share, for the quarter and $474.8 million, or $1.52 loss per share, for the full year, largely driven by a non-cash goodwill impairment charge of $429.0 million in the fourth quarter, in addition to significant natural catastrophe losses for the quarter and full year.

•	Natural catastrophe losses net of reinsurance and reinstatement premiums of $194.9 million recorded for the quarter, and $761.1 million for the full year.
•	P&C operations combined ratio of 108.2% for the quarter and 107.5% for the full year.

[1] Defined as net income (loss) attributable to ordinary shareholders excluding (1) net realized gains and losses on investments, (2) net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company, (3) its share of these items for the Company’s insurance company affiliates for the periods presented including the gain recorded relating to the Company’s sale of a portion of an investment in an affiliate, (4) goodwill impairment charges, net of tax, (5) the gains recognized on the repurchase of the Company’s preference ordinary shares and (6) foreign exchange gains or losses, net of tax. “Operating net income” and “return on ordinary shareholders’ equity” based on operating net income are “non-GAAP financial measures.” See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of “operating net income” to net income (loss) attributable to ordinary shareholders and the calculation of “return on ordinary shareholders’ equity” based on operating net income to average ordinary shareholders’ equity.

•	Gross P&C premiums written for the year increased by 10.2% compared to the prior year, primarily driven by select new business, favorable pricing and foreign exchange movements.
•	Fully diluted tangible book value per ordinary share[2] of $28.36 at December 31, 2011, an increase of $1.18 from December 31, 2010.
•	Share buybacks during the quarter totaled 4.9 million shares for $99.9 million.

Dublin, Ireland – February 9, 2012 - XL Group plc (“XL” or the “Company”) (NYSE: XL) today reported its fourth quarter and full year 2011 results.

Commenting on the Company’s performance, Chief Executive Officer Mike McGavick said:

“XL was clearly impacted in 2011, like companies throughout the property and casualty industry, by a year that suffered from one of the largest aggregate worldwide catastrophe losses in history, including, most recently, the devastating Thailand floods. While we believe XL’s catastrophe loss profile, relative to our peers, showed the effectiveness of our risk management process, we also again experienced an unacceptable level of non-catastrophe insurance losses in isolated underwriting areas. We have added new leaders and talented teams to these areas, and are sharply focused on delivering improved results. We will not shy away from our 2011 results, including a frustrating fourth quarter and full year 2011, and a significant non-cash charge to eliminate the Insurance segment’s goodwill reflecting continuing low

[2] Book value per share, fully diluted book value per ordinary share and fully diluted tangible book value per ordinary share are non-GAAP financial measures. Fully diluted book value per share represents book value per ordinary share (total shareholders’ equity less preference shareholders’ equity and non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issues at any period end. Fully diluted tangible book value per ordinary share is calculated in the same manner as fully diluted book value per ordinary share except that goodwill and intangible assets are removed from ordinary shareholders’ equity. The Company believes that fully diluted tangible book value per ordinary share is a financial measure important to investors and other interested parties who benefit from having a consistent basis for comparison with other companies within the industry. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry.

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valuations in our sector. But, we do want to ensure our results are viewed within the broader perspective of our goals and strategy.

“In 2011, XL made significant progress executing our strategy and – although our actions have not yet taken hold in our financial performance – we are confident in the path we are on. Our Reinsurance segment again contributed strong results amid improving pricing. Key insurance businesses such as our Professional and Specialty businesses continued their multi-year track records of excellence. We pursued deliberate, careful growth opportunities in China and Brazil and significantly strengthened our distribution approach. Our investment portfolio now closely reflects our P&C core, and we further reduced our life portfolio’s exposure to turbulence in the European investment markets. We believe XL is well-positioned with operating and capital strength and we look forward to fulfilling our vision for XL and its shareholders.”

Highlights - Three and twelve months ended December 31
(U.S. Dollars in thousands except per share amounts)

	Three months ended		Twelve months ended
	December 31		December 31
	(Unaudited)		(Unaudited)
	2011	2010	2011	2010

Net income (loss) attributable to ordinary shareholders	$(515,537)	$188,122	$(474,760)	$585,472
Per ordinary share-fully diluted	$(1.62)	$0.57	$(1.52)	$1.73

Operating net income (loss) [1]	$(79,625)	$242,434	$89,464	$809,650
Per ordinary share-fully diluted	$(0.25)	$0.74	$0.28	$2.40

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Operating net loss of $79.6 million compared to operating net income of $242.4 million in the prior year quarter due primarily to larger natural catastrophe losses, lower levels of positive prior year loss development incurred during the current quarter and higher than normal tax expenses.

•	Net loss in the quarter of $515.5 million compared to net income of $188.1 million in the prior year quarter due primarily to the non-cash charge for the

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partial impairment of goodwill of $429.0 million, combined with the operating net loss and the net impact of gains and losses on investments, derivatives and foreign exchange.
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Net investment income for the quarter was $270.9 million compared to $290.4 million in the prior year quarter and $290.1 million for the third quarter of 2011. The decline against the prior year was primarily due to lower yields as a result of lower reinvestment rates and cash flows from the investment portfolio.

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Net loss from investment fund and investment manager operating affiliates of $23.9 million in the quarter compared to income of $45.9 million in the prior year quarter, primarily as a result of private fund and investment manager business losses due to challenging market conditions in the third and fourth quarters of 2011.

•	Net realized investment losses for the quarter of $50.0 million compared to $104.5 million in the prior year quarter.
•

Income tax expenses in the quarter and year were high relative to previous periods due to the distribution of profits and losses across the Company’s global organization, in particular in the fourth quarter.

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Impairment of goodwill is a non-cash charge related to a combination of persistent low market valuations in the insurance industry and the recurring losses in the Company’s Insurance segment, resulting in an impairment charge of $429.0 million in the fourth quarter, representing all of the carried Insurance segment goodwill. This non-cash charge has no material impact on regulatory capital or tangible book value.

•

Fully diluted book value per ordinary share decreased by $1.16 from the prior quarter driven primarily by the partial goodwill impairment combined with net losses and dividends, partially offset by the benefit of share buybacks and unrealized gains on investments.

•

During the quarter, the Company purchased 4.9 million shares for $99.9 million at an average price of $20.21 per share, which was accretive to fully diluted book value per ordinary share by $0.15. During the year, the Company purchased 31.7 million shares for $665.5 million at an average price of $21.03 per share, which was accretive to fully diluted book value per ordinary share by

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$0.75. $190.5 million of shares remains available for purchase under the Company’s previously announced $1 billion share buyback program.

P&C operations - Three and twelve months ended December 31

(U.S. Dollars in thousands)

	Three months ended December 31		Twelve months ended December 31
	(Unaudited)		(Unaudited)
	2011	2010	2011	2010

Gross premiums written	$1,260,560	$1,306,427	$6,898,284	$6,261,331
Net premiums written	1,120,341	1,122,387	5,433,388	4,999,588
Net premiums earned	1,386,759	1,282,482	5,327,112	5,031,137

Under writing profit (loss)	(114,138)	109,765	(397,353)	262,494

Loss ratio	76.3%	59.3%	76.6%	63.8%
Under writing expense ratio	31.9%	32.1%	30.9%	31.0%
Combined ratio	108.2%	91.4%	107.5%	94.8%

•

P&C gross premiums written in the fourth quarter (“GPW”) decreased 3.5% from the prior year quarter, driven by a multi-year insurance agreement written in the prior year. Excluding this, the Insurance segment saw an increase of 5.0% from the prior year quarter, comprised of new business initiatives in both North America Property and Casualty units and International Professional units. The increase in GPW for the Reinsurance segment of 7.9% was attributable to North American business from strong retention level rates, as well as new business, combined with higher catastrophe reinstatement premiums.

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P&C net premiums earned (“NPE”) of $1.4 billion was comprised of $950.3 million from the Insurance segment and $436.5 million from the Reinsurance segment. Compared to the prior year quarter, Insurance NPE increased by 6.6% and Reinsurance NPE increased by 11.6%.

•

The P&C loss ratio was 17.0 percentage points higher than the prior year quarter. Included in the loss ratio was favorable prior year development of $67.8 million compared to $121.5 million in the prior year quarter. The loss ratio was also adversely impacted by natural catastrophe losses of $194.9

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million, net of reinsurance and reinstatement premiums. In the prior year quarter, natural catastrophe losses totaled $30.3 million, including reinstatement premiums. Excluding prior year development and natural catastrophe losses, the fourth quarter loss ratio was 0.6 percentage points higher than the prior year quarter.

•

Operating expenses were higher than in the fourth quarter of 2010 and higher than the first three quarters of 2011. Increased expenses versus the prior year quarter related largely to the build-out of the Company’s previously announced initiatives and higher compensation costs from both growth in headcount associated with new business initiatives and severance costs.

•

The P&C combined ratio excluding prior year development and the impact of natural catastrophe losses for the quarter was 99.1%, compared to 98.6% for the prior year quarter. The Insurance segment combined ratio on this basis was 105.1% for the quarter compared to 106.6% for the prior year quarter, while the Reinsurance segment combined ratio on this basis was 85.6% compared to 80.2% for the prior year quarter. Combined ratios were impacted by an increase in both the operating and acquisition expenses in the Insurance segment.

Further details of the results for the quarter may be found in the Company’s Financial Supplement, which is dated February 9, 2012 and is available from the Investor Relations section of the XL Group website.

A conference call to discuss the Company’s results will be held at 5:00 p.m. Eastern Time on Thursday, February 9, 2012. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (210) 795-0624 or (866) 617-1526: Passcode: “XL GLOBAL”. The webcast will be available at www.xlgroup.com and will be archived on XL’s website from approximately 9:00 p.m. Eastern Time on February 9, 2012, through midnight Eastern Time on March 9, 2012. A telephone replay of the conference call will also be available

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beginning at approximately 9:00 p.m. Eastern Time on February 9, 2012, until midnight Eastern Time on March 9, 2012, by dialing (402) 998-1350 or (888) 458-8112.

About XL Group plc

XL Group plc, through its subsidiaries, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. XL is the company clients look to for answers to their most complex risks and to help move their world forward. Its principal offices are located at No.1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland. To learn more, visit www.xlgroup.com

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” or similar statements of a future or forward-looking nature identify forward-looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) changes in the size of XL’s claims relating to natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (b) trends in rates for property and casualty insurance and reinsurance; (c) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL; (d) changes in ratings, rating agency policies or practices; (e) changes in the projected amount of ceded reinsurance recoverables; (f) XL’s ability to successfully implement its business strategy especially during a “soft” market cycle; (g) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (h)

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changes in general economic conditions, including the effects of inflation and changes in interest rates, credit spreads, foreign currency exchange rates and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of XL’s investments or access to such markets; (i) developments, including uncertainties related to the ability of Euro-zone countries to service existing debt obligations and the strength of the Euro as a currency and to the financial condition of counterparties, reinsurers and other companies that are at risk of bankruptcy and affect XL’s business; (j) the impact of downgrades of U.S. securities by credit rating agencies or the European sovereign debt crisis, and the resulting effect on the value of securities (x) in our investment portfolio and (y) posted as collateral by and to us; (k) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of XL’s financial instruments that could result in changes to investment valuations; (l) changes to XL’s assessment as to whether it is more likely than not that it will be required to sell, or has the intent to sell, available-for-sale debt securities before their anticipated recovery; (m) the ability of XL’s subsidiaries to pay dividends to XL Group plc and XLIT Ltd.; (n) the potential effect of regulatory developments in the jurisdictions in which XL operates, including those that could impact the financial markets or increase XL’s business costs and required capital levels; (o) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; and (p) the other factors set forth in XL’s reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

XL intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the website in the Investor Relations section. Accordingly, investors should monitor such portions of XL’s website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

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XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA
 (U.S. Dollars in thousands)

Income statement data:		Three months ended December 31		Twelve months ended December 31
		(Unaudited)		(Unaudited)
		2011	2010	2011	2010

Revenues:
Gross premiums written:
	- P&C operations	$1,260,560	$1,306,427	$6,898,284	$6,261,331
	- Life operations	96,051	102,242	394,555	411,938

Net premiums written:
	- P&C operations	$1,120,341	$1,122,387	$5,433,388	$4,999,588
	- Life operations	89,727	94,871	362,362	382,075

Net premiums earned:
	- P&C operations	$1,386,759	$1,282,482	$5,327,112	$5,031,137
	- Life operations	90,323	95,006	363,018	382,924

Net investment income		270,895	290,390	1,137,769	1,198,038
Net realized (losses) gains on investments		(50,024)	(104,486)	(188,359)	(270,803)
Net realized and unrealized (losses) gains on derivative instruments		23,561	(5,940)	(10,738)	(33,843)
Net income (loss) from investment affiliates		(4,024)	20,735	26,253	51,102
Fee income and other		11,254	10,812	41,748	40,027

	Total revenues	$1,728,744	$1,588,999	$6,696,803	$6,398,582

Expenses:
Net losses and loss expenses incurred	- P&C operations	$1,057,883	$760,455	$4,078,391	$3,211,800
Claims and policy benefits - Life operations		124,878	122,357	535,074	513,833
Acquisition costs		215,269	208,388	826,411	788,258
Operating expenses		308,924	260,937	1,082,479	971,105
Foreign exchange (gains) losses		(2,231)	(1,342)	(40,640)	(10,161)
Interest expense		47,435	56,815	205,592	213,643
Impairment of goodwill		429,020	—	429,020	—
Loss on termination of guarantee		—	—	—	23,500
Amortization of intangible assets		44	464	1,438	1,858

	Total expenses	$2,181,222	$1,408,074	$7,117,765	$5,713,836

Net income (loss) before non-controlling interest, income tax and net income from operating affiliates		$(452,478)	$180,925	$(420,962)	$684,746

Income tax		42,960	60,115	59,707	162,737
Net (income) loss from operating affiliates		18,653	(74,718)	(76,786)	(121,372)

Net income (loss)		$(514,091)	$195,528	$(403,883)	$643,381

Non-controlling interests (Note 1)		(1,446)	(7,406)	(70,877)	(39,831)

Net income (loss) attributable to XL Group plc		$(515,537)	$188,122	$(474,760)	$603,550

Preference share dividends (Note1)		—	—	—	(34,694)
Gain on redemption of preference ordinary shares		—	—	—	16,616

Net income (loss) attributable to ordinary shareholders		$(515,537)	$188,122	$(474,760)	$585,472

Note 1: During the first quarter of 2011, the Redeemable Series C preference ordinary shares were reclassified as Non-controlling interest – Redeemable Series C preference ordinary shares and Series E preference ordinary shares were reclassified as Non-controlling interest in equity of consolidated subsidiaries on the Company’s consolidated balance sheet as a result of changes in ownership structure arising as part of the Company’s redomestication of the ultimate parent holding company to Ireland as of July 1, 2010. Accordingly, preference share dividends declared are recorded as Non-controlling interests rather than as preference share dividends within the consolidated statements of income from July 1, 2010 onwards. During the third quarter of 2011, all outstanding Redeemable Series C preference ordinary shares were repurchased and canceled.

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XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA
 (U.S. Dollars in thousands except per share amounts)

Selected balance sheet data:	As at December 31, 2011 (Unaudited)	As at December 31, 2010 (Note 1)

Total investments available for sale	$27,017,285	$27,677,553

Total fixed maturities, held to maturity	2,668,978	2,728,335

Cash and cash equivalents	3,825,125	3,022,868

Investments in affiliates	1,052,729	1,127,181

Unpaid losses and loss expenses recoverable	3,654,948	3,671,887

Total assets	44,626,077	45,015,944

Unpaid losses and loss expenses	20,613,901	20,531,607

Deposit liabilities	1,608,108	1,684,606

Future policy benefit reserves	4,845,394	5,075,127

Unearned premiums	3,555,310	3,484,830

Notes payable and debt	2,275,327	2,457,003

Non-controlling interest - Redeemable Series C preference ordinary shares	—	71,900

Total shareholders’ equity	10,769,410	10,613,049

Ordinary shareholders’ equity	9,424,938	9,610,753

Ordinary shares outstanding (Note 2)	315,710,253	316,467,749

Diluted book value per ordinary share (Note 3)	$29.64	$29.78

Basic book value per ordinary share (Note 3)	$29.85	$30.37

Note 1: Certain items have been reclassified to conform to the current period presentation.

Note 2: Ordinary shares outstanding include all ordinary shares legally issued and outstanding (as disclosed on the face of the balance sheet) as well as all director share units outstanding.

Note 3: Book value per share and fully diluted book value per ordinary share are non-GAAP financial measures and represent book value per ordinary share (total shareholders’ equity less preference shareholders’ equity and non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issues at any period end.

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XL Group plc
RECONCILIATION

The following is a reconciliation of the Company’s net income (loss) attributable to ordinary shareholders to operating net income (loss) (Note 1) and also includes the calculation of annualized return on ordinary shareholders’ equity (based on operating net income (loss) for the three and twelve months ended December 31, 2011 and 2010.

(U.S. Dollars in thousands except per share amounts)	Three months ended December 31
	(Unaudited)
	2011	2010

		(Note 4)

Net income (loss) attributable to ordinary shareholders	$(515,537)	$188,122

Impairment of goodwill, net of tax	417,566	—

Net realized losses (gains) on investments, net of tax	46,077	99,318

Net realized and unrealized losses (gains) on derivatives, net of tax	(26,564)	7,550

Net realized and unrealized (gains) losses on investments and derivatives related to the Company’s insurance company affiliates	(279)	(51,564)

Foreign exchange (gains) losses, net of tax	462	(992)

Gain on repurchase of non-controlling interest preference ordinary shares	(1,350)	—

Operating net income (loss) (Note 1)	$(79,625)	$242,434

Per ordinary share results: (Note 2)

Net income (loss) attributable to ordinary shareholders	$(1.62)	$0.57

Operating net income (loss) (Note 1)	$(0.25)	$0.74

Weighted average ordinary shares outstanding:

Basic	319,136,299	322,500,686
Diluted - Net income	319,136,299	327,638,945
Diluted - Operating net income	319,136,299	327,638,945

Return on ordinary shareholders’ equity:

Closing ordinary shareholders’ equity (Note 3)	$9,424,938	$9,610,753
Average ordinary shareholders’ equity (Note 3)	$9,682,570	$9,739,070

Operating net income (loss) (Note 1)	$(79,625)	$242,434

Annualized operating net income (loss) (Note 1)	$(318,500)	$969,736

Annualized return on ordinary shareholders’ equity - operating net income (loss) (Notes 1 and 3)	-3.3%	10.0%

Note 1: Defined as net income (loss) attributable to ordinary shareholders excluding (1) net realized gains and losses on investments, (2) net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company, (3) its share of these items for the Company’s insurance company affiliates for the periods presented including the gain recorded relating to the Company’s sale of a portion of an investment in an affiliate, (4) goodwill impairment charges, net of tax, (5) the gains recognized on the repurchase of the Company’s preference ordinary shares and (6) foreign exchange gains or losses, net of tax. “ Operating net income” and “ return on ordinary shareholders’ equity” based on operating net income are “ non-GAAP financial measures.” The results from prior periods have been reclassified to conform to the current period’s presentation.

Note 2: Diluted weighted average number of ordinary shares outstanding is used to calculate per share data except where it is anti-dilutive to earnings per share or where there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding is utilized in the calculation of net loss per share and net operating loss per share.

Note 3: Ordinary shareholders’ equity is defined as total shareholders’ equity less preference ordinary shares and less non-controlling interest in equity of consolidated subsidiaries.

Note 4: Certain amounts have been reclassified to conform to the current period presentation.

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XL Group plc
RECONCILIATION (Continued)

(U.S. Dollars in thousands except per share amounts)	Twelve months ended December 31
	(Unaudited) 2011	2010

		(Note 5)

Net income (loss) attributable to ordinary shareholders	$(474,760)	$585,472

Impairment of goodwill, net of tax	417,566	—

Net realized losses (gains) on investments, net of tax	178,432	265,434

Net realized and unrealized losses (gains) on derivatives, net of tax	3,914	35,301

Net realized and unrealized (gains) losses on investments and derivatives related to the Company’s insurance company affiliates	(322)	(52,623)

Foreign exchange (gains) losses, net of tax	(34,016)	(7,318)

Gain on repurchase of non-controlling interest preference ordinary shares (Note 1)	(1,350)	(16,616)

Operating net income (loss) (Note 2)	$89,464	$809,650

Per ordinary share results: (Note 3)

Net income (loss) attributable to ordinary shareholders	$(1.52)	$1.73
Operating net income (loss) (Note 2)	$0.28	$2.40

Weighted average ordinary shares outstanding:

Basic	312,896,165	336,282,630
Diluted - Net income	312,896,165	337,708,643
Diluted - Operating net income	316,318,339	337,708,643

Return on ordinary shareholders’ equity:

Closing ordinary shareholders’ equity (Note 4)	$9,424,938	$9,610,753

Average ordinary shareholders’ equity (Note 4)	$9,517,845	$9,020,432

Operating net income (loss) (Note 2)	$89,464	$809,650

Return on ordinary shareholders’ equity - operating net income (loss) (Notes 2 and 4)	0.9%	9.0%

Note 1: During the first quarter of 2011, the Redeemable Series C preference ordinary shares were reclassified as Non-controlling interest – Redeemable Series C preference ordinary shares and Series E preference ordinary shares were reclassified as Non-controlling interest in equity of consolidated subsidiaries on the Company’s consolidated balance sheet as a result of changes in ownership structure arising as part of the Company’s redomestication of the ultimate parent holding company to Ireland as of July 1, 2010. Accordingly, preference share dividends declared are recorded as Non-controlling interests rather than as preference share dividends within the consolidated statements of income from July 1, 2010 onwards. During the third quarter of 2011, all outstanding Redeemable Series C preference ordinary shares were repurchased and canceled.

Note 2: Defined as net income (loss) attributable to ordinary shareholders excluding (1) net realized gains and losses on investments, (2) net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company, (3) its share of these items for the Company’s insurance company affiliates for the periods presented including the gain recorded relating to the Company’s sale of a portion of an investment in an affiliate, (4) goodwill impairment charges, net of tax, (5) the gains recognized on the repurchase of the Company’s preference ordinary shares and (6) foreign exchange gains or losses, net of tax. “Operating net income” and “return on ordinary shareholders’ equity” based on operating net income are “ non-GAAP financial measures.” During the year, the Company amended its definition of operating net income to exclude after-tax foreign exchange gains and losses. The results from prior periods have been reclassified to conform to the current period’s presentation.

Note 3: Diluted weighted average number of ordinary shares outstanding is used to calculate per share data except where it is anti-dilutive to earnings per share or where there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding are utilized in the calculation of net loss per share and net operating loss per share.

Note 4: Ordinary shareholders’ equity is defined as total shareholders’ equity less preference ordinary shares and less non-controlling interest in equity of consolidated subsidiaries.

Note 5: Certain amounts have been reclassified to conform with the current period presentation.

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Comment on Regulation G

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This press release contains the presentation of (i) operating net income (loss) (“Operating Net Income”), which is defined as net income (loss) attributable to ordinary shareholders excluding: (1) net realized gains and losses on investments, (2) net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company, (3) its share of these items for the Company’s insurance company affiliates for the periods presented including the gain recorded relating to the Company’s sale of a portion of an investment in an affiliate, (4) goodwill impairment charges, net of tax, (5) the gains recognized on the repurchase of the Company’s preference ordinary shares and (6) foreign exchange gains or losses, net of tax, (ii) annualized return on ordinary shareholders’ equity (“ROE”) based on operating net income (loss) (“Operating ROE”) and (iii) book value per ordinary share (ordinary shareholders’ equity divided by the number of shares outstanding at the period end date) and fully diluted book value per ordinary share (book value per share combined with the dilutive impact of potential future share issues at any period end). These items are “non-GAAP financial measures” as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included in this press release.

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations and the Company’s insurance company operating affiliates, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value and from goodwill impairment charges without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables.

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Furthermore, these users believe that, for many companies, the timing of the realization of capital gains and the recognition of goodwill impairment charges are largely a function of economic and interest rate conditions.

Investment derivatives include all derivatives entered into by XL other than credit derivatives. With respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts) as the changes in fair value each quarter are not indicative of underlying business performance.

The gains recognized on the repurchase of the Company’s preference ordinary shares are excluded as these transactions were capital in nature and outside the scope of the Company’s underlying business.

Foreign exchange gains and losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on the Company’s financial position and are not representative of any economic gain or loss made by the Company. Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating net income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

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Operating ROE is a widely used measure of any company’s profitability that is calculated by dividing annualized Operating Net Income for any period by the average of the opening and closing ordinary shareholders’ equity. The Company establishes target Operating ROEs for its total operations, segments and lines of business. If the Company’s Operating ROE targets are not met with respect to any line of business over time, the Company seeks to re-evaluate these lines.

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